Exhibit 5.1

March 3, 2011

Santo Pita Corporation
Plaza Tania, Romulo Betancourt No. 289 Local 306
Bella Vista, Santo Domingo
Dominican Republic

Gentlemen:

You have requested our opinion, as counsel for Santo Pita Corporation, a Nevada corporation (the "Company"), in connection with the amendment No. 3 to the registration statement on Form S-1 (the "Registration Statement"), under the Securities Act of 1933 (the "Act"), filed by the Company with the Securities and Exchange Commission.

The Registration Statement relates to an offering of a total of 22,633,330 shares of the Company's common stock at a fixed price of $0.0015 per share, that were issued in connection with a private placement that closed on July 31, 2010.

We have examined such records and documents and made such examination of laws as we have deemed relevant in connection with this opinion. It is our opinion that the shares of common stock to be sold by the selling shareholders have been duly authorized and are legally issued, fully paid and non-assessable.

No opinion is expressed herein as to any laws other than the State of Nevada of the United States. This opinion opines upon Nevada law including the statutory provisions, all applicable provisions of the Nevada Constitution and reported judicial decisions interpreting those laws.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Experts" in the Registration Statement. In so doing, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

ANSLOW & JACLIN, LLP
By:	/s/ Gregg E. Jaclin
Gregg E. Jaclin, Partner ANSLOW & JACLIN, LLP

195 Route 9 South, Suite 204, Manalapan, New Jersey 07726
Tel: (732) 409-1212 Fax: (732) 577-1188